Exhibit 99.1

Lincoln Educational Services Corporation Reports
First Quarter 2012 Results

West Orange, New Jersey, May 3, 2012 – Lincoln Educational Services Corporation (Nasdaq: LINC) (“Lincoln”) today reported first quarter results.

Highlights:

First Quarter 2012 Highlights -

•	Revenue of $104.9 million for the first quarter of 2012, representing a decrease of 27.9% from $145.4 million for the first quarter of 2011.

•
EBITDA for the quarter of $3.0 million, compared to EBITDA of $25.4 million for the first quarter of 2011.  Loss per share of $0.14 for the first quarter of 2012 as compared to diluted EPS of $0.46 for the first quarter of 2011.

•	Student starts decreased 4.9% for the first quarter of 2012 as compared to the first quarter of 2011.

2012 Guidance –

➢
For the second quarter of 2012, we expect revenues of $101 million to $104 million, representing a decrease of approximately 20% over the second quarter of 2011, and a loss per share of $0.14 to $0.18.  Guidance for the second quarter of 2012 is based on an expected increase in student starts of 12% to 15% as compared to the first quarter of 2011.

➢
For the full year, we continue to expect revenue of $440 million to $460 million, representing a decrease of approximately 10% to 14% over 2011, and diluted EPS of $0.25 to $0.40, representing a decrease of approximately 49% to 68% over 2011.  Guidance for the full year is based on an increase in expected student starts of 6% to 8% over 2011.

➢
The Board of Directors has set the record and payment dates for the dividend for the second quarter of 2012.   The cash dividend of $0.07 per share will be payable on June 29, 2012 to shareholders of record on June 15, 2012.

Comment and Outlook

“The first quarter of 2012 marked the beginning of a year of rebuilding.  The changes we have made over the last year and a half are now behind us and we are focused on growing our business and returning to higher levels of profitability” said Shaun McAlmont, Lincoln’s President and Chief Executive Officer. “With that said, challenges remain and we need to continue to focus our efforts to ensure continued compliance with the 90-10 rule and cohort default rates.”

As we have stated previously, we introduced an early student engagement mentoring program in 2012, which was designed to achieve successful outcomes for our more challenged students.  To date, this program is proving to be very successful and is having a positive impact on student

retention.  We expected that this program would allow us to increase the number of Ability to Benefit (“ATB”) students in 2012.   However, new regulations eliminate the ability of ATB students who enroll after July 1, 2012 to participate in federal student financial aid programs.  As a result, we expect a reduction in ATB students in the second half of 2012.

We entered the second quarter of the year with good momentum. Despite the expected decrease in ATB students, we are maintaining our guidance for the balance of the year.  In keeping with our mission of being the leading provider of diversified career-oriented post-secondary education, on April 18, 2012, we acquired Florida Medical Training Institute, Inc. (“FMTI”).  FMTI has five locations in Florida: Melbourne, Jacksonville, Tampa, Miami and Coral Springs.  FMTI currently offers certificate programs in the fields of Emergency Medical Technician, Paramedic, EKG/Phlebotomy, Nursing Assistant and Fire Fighting and Associate of Science Degrees in Emergency Medical Services and Fire Science Technology.

Mr. McAlmont concluded, “Our strategy for 2012 is highlighted by our new marketing campaign, ‘Careers that Build America’, and we believe that the programs we now offer position us well to achieve our strategy.  We continue to pursue a number of other small acquisitions and program extensions that complement our mission and we expect will drive growth in our core markets, increase our percentage of non-title IV cash and improve our student outcomes.  Our new campaign will drive our vocational strategy, which we believe will continue to deliver successful outcomes to our students as well as long-term growth to our investors.”

First Quarter 2012 Operating Performance

Revenue decreased 27.9% to $104.9 million for the quarter ended March 31, 2012 from $145.4 million for the quarter ended March 31, 2011.  This decrease was primarily due to a 31.2% decrease in average student population during the first quarter of 2012, partially offset by a 4.9% increase in average revenue per student.  The decrease in average student population was primarily due to adjustments in our business model to be better aligned with the Department of Education’s increased emphasis on student outcomes and our efforts to comply with the 90/10 rule and cohort default rates.  As part of these measures, we implemented a more selective student enrollment policy to ensure that we enroll students who demonstrate a strong ability to achieve successful student outcomes, including higher graduation and repayment rates and lower student debt levels.  We also restructured certain programs and altered program offerings at some of our campuses, which resulted in lower financial aid funding availability and higher student cash contributions.  We believe these changes coupled with the current economic conditions, are resulting in an increase in the number of potential students hesitant to take on debt and thus not enrolling in our schools.  This has resulted in a significant decline in student starts and average student population.  Average revenue per student increased primarily from tuition increases which ranged from 3% to 5% during the quarter and from changes to some of our program offerings, which shortened the delivery time of these programs and slightly accelerated revenue.

Operating income was $18.5 million for the quarter ended March 31, 2011 compared to an operating loss for the quarter ended March 31, 2012.  This decrease was primarily due to lower capacity utilization as a result of the decrease in average student population during the quarter.  Operating margin decreased from 12.7% for the quarter ended March 31, 2011 to a negative operating margin of 3.8% for the quarter ended March 31, 2012.

Educational services and facilities expense decreased by 12.2% to $51.8 million for the quarter ended March 31, 2012 from $59.0 million for the quarter ended March 31, 2011. This decrease in educational services and facilities expense was due to a $5.5 million, or 16.7%, decrease in instructional expenses, a $1.2 million, or 18.4%, decrease in books and tools expense, and a $0.6 million, or 2.8%, decrease in facilities expense.  The decrease in instructional expenses was primarily due to a reduction in the number of instructors at most of our campuses resulting from a lower student population.  The decrease in books and tools expense was attributable to a decline in average student population of approximately 8,900 for the quarter ended March 31, 2012 compared to the quarter ended March 31, 2011.  We began 2012 with approximately 10,000, or 34.3%, fewer students than we had on January 1, 2011.  Facilities expense primarily decreased due to lower rent expense as a result of the relocation of our Denver campus, as well as a decrease in repairs and maintenance expenditures at our campuses.  As a percentage of revenue, educational services and facilities expense increased to 49.4% for the quarter ended March 31, 2012 from 40.6% for the quarter ended March 31, 2011.

Selling, general and administrative expense decreased 15.8% to $57.2 million for the quarter ended March 31, 2012 from $67.9 million for the quarter ended March 31, 2011. The decrease was primarily due to a $4.1 million, or 11.8%, decrease in administrative expenses, a $5.6 million, or 21.1%, decrease in sales and marketing expenses and a $1.0 million, or 15.3%, decrease in student services expenses.  The decrease in administrative expenses was primarily due to a $3.1 million reduction in bad debt expense.   The decrease in sales and marketing expenses was primarily due to a $4.9 million reduction in marketing expenses and a decrease in the number of admissions representatives.

As a percentage of revenue, selling, general and administrative expense increased to 54.4% for the quarter ended March 31, 2012 from 46.7% in the prior-year quarter.

For the quarter ended March 31, 2012, our bad debt expense as a percentage of revenue was 3.5% as compared to 4.6% for the quarter ended March 31, 2011.  The number of days revenue outstanding at March 31, 2012 increased to 19.5 days, compared to 18.2 days at March 31, 2011.  As of March 31, 2012, we had outstanding loan commitments to our students of $28.8 million, as compared to $26.4 million at December 31, 2011.  Loan commitments, net of interest that would be due on the loans through maturity, were $21.4 million at March 31, 2012 as compared to $20.2 million at December 31, 2011.

Net loss for the quarter ended March 31, 2012 was $3.1 million compared to net income of $10.4 million for the quarter ended March 31, 2011.  Diluted loss per share was $0.14 for the quarter ended March 31, 2012 compared to diluted earnings per share of $0.46 for the quarter ended March 31, 2011.

We strive to align our expenses throughout the year to our student population.  As our population increases or decreases, we align our personnel and our expenses to the extent possible to meet the needs of our existing population.

Cash flow from operations was $5.7 million for the quarter ended March 31, 2012 compared with $15.0 million for the quarter ended March 31, 2011.  Net cash provided by operating activities decreased $9.4 million primarily due to a reduction in net income.  Net income decreased from $10.4 million for the quarter ended March 31, 2011 compared to a net loss of $3.1 million for the quarter ended March 31, 2012.

Balance Sheet

We had $27.6 million of cash and cash equivalents at March 31, 2012 compared with $26.5 million at December 31, 2011.  Total debt and capital lease obligations decreased to $36.4 million at March 31, 2012 from $36.5 million at December 31, 2011.  Stockholders’ equity decreased to $234.5 million at March 31, 2012 from $239.0 million at December 31, 2011.

Student Metrics

Starts and Population

	Three Months Ended
	March 31,
	2012	2011	Change

Student Starts	5,570	5,857	-4.9%
Average population	19,572	28,449	-31.2%
End of period population	19,118	26,667	-28.3%

Average Population Mix by Vertical

	March 31,
	2012	2011

Health sciences	36%	40%
Automotive	35%	31%
Skilled trades	11%	11%
Business & IT	8%	9%
Hospitality services	10%	9%
	100%	100%

Conference Call Today

Lincoln will host a conference call today at 10:00 a.m. Eastern Standard Time.  The conference call can be accessed by going to the IR portion of our website at www.lincolneducationalservices.com.  Participants can also listen to the conference call by dialing 866-831-6162 (domestic) or 617-213-8852 (international) and citing code 27831342. Please log-in or dial-in at least 10 minutes prior to the start time to ensure a connection. An archived version of the webcast will be accessible for 90 days at http://www.lincolneducationalservices.com. A replay of the call will also be available for seven days by calling 888-286-8010 (domestic) or 617-801-6888 (international) and citing code 50677794.

About Lincoln Educational Services Corporation

Lincoln Educational Services Corporation is a leading provider of diversified career-oriented post-secondary education.  Lincoln offers recent high school graduates and working adults degree and diploma programs in five principal areas of study: health sciences, automotive technology, skilled trades, business and information technology and hospitality services.  Lincoln has provided the workforce with skilled technicians since its inception in 1946.  Lincoln currently operates 46 campuses in 17 states under 5 brands: Lincoln College of Technology, Lincoln Technical Institute, Nashville Auto-Diesel College, Euphoria Institute of Beauty Arts and Sciences, and Lincoln College of New England.  As of March 31, 2012, 19,118 students were enrolled at Lincoln’s campuses.

Statements in this press release regarding Lincoln’s business which are not historical facts may be “forward-looking statements” that involve risks and uncertainties. For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see “Risk Factors” in Lincoln’s Form 10-K for the year ended December 31, 2011.  All forward-looking statements are qualified in their entirety by this cautionary statement, and Lincoln undertakes no obligation to revise or update this news release to reflect events or circumstances after the date hereof.

(Please see financial attachments.)

CONTACT:	Lincoln Educational Services Corporation
Cesar Ribeiro, CFO
973-736-9340

LINCOLN EDUCATIONAL SERVICES CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
 (In thousands, except per share amounts)

	Three Months Ended March 31, (Unaudited)

	2012	2011

REVENUE	$104,871	$145,358
COSTS AND EXPENSES:
Educational services and facilities	51,809	59,016
Selling, general and administrative	57,187	67,888
Gain on sale of assets	(30)	(21)
Total costs and expenses	108,966	126,883
OPERATING (LOSS) INCOME	(4,095)	18,475
OTHER:
Interest income	2	3
Interest expense	(1,314)	(1,092)
Other income	8	6
(LOSS) INCOME BEFORE INCOME TAXES	(5,399)	17,392
(BENEFIT) PROVISION FOR INCOME TAXES	(2,344)	7,036
NET (LOSS) INCOME	$(3,055)	$10,356

(Loss) earnings per share - Basic	$(0.14)	$0.47

(Loss) earnings per share – Diluted	$(0.14)	$0.46

Weighted average number of common shares outstanding:
Basic	22,137	21,943
Diluted	22,137	22,418

Other data:

EBITDA (1)	$2,976	$25,389
Depreciation and amortization	$7,063	$6,908
Number of campuses	46	45
Average enrollment	19,572	28,449
Stock-based compensation	$906	$1,316
Net cash provided by operating activities	$5,677	$15,039
Net cash used in investing activities	$(2,687)	$(11,511)
Net cash used in financing activities	$(1,908)	$(25,859)

Selected Consolidated Balance Sheet Data:	March 31,
(In thousands)	2012
(Unaudited)

Cash and cash equivalents	$27,606
Current assets	72,465
Working capital	2,913
Total assets	356,352
Current liabilities	69,552
Long-term debt and capital lease obligations, including current portion	36,374
Total stockholders’ equity	234,478

(1) Reconciliation of Non-GAAP Financial Measures

The Company believes it is useful to present non-GAAP financial measures which exclude certain significant items as a means to understand the performance of its business.  EBITDA is a measurement not recognized in financial statements presented in accordance with accounting principles generally accepted in the United States of America (“GAAP”).  We define EBITDA as income from continuing operations before interest expense (net of interest income), provision for income taxes and depreciation and amortization.  EBITDA is presented because we believe it is a useful indicator of our performance and our ability to make strategic acquisitions and meet capital expenditure and debt service requirements.  It is not, however, intended to represent cash flows from operations as defined by GAAP and should not be used as an alternative to net income (loss) as an indicator of operating performance or to cash flow as a measure of liquidity.  EBITDA is not necessarily comparable to similarly titled measures used by other companies.  Following is a reconciliation of net income (loss) to EBITDA:

	Three Months Ended March 31, (Unaudited)

	2012	2011

Net (Loss) Income	$(3,055)	$10,356
Interest expense, net	1,312	1,089
(Benefit) provision for income taxes	(2,344)	7,036
Depreciation and amortization	7,063	6,908
EBITDA	$2,976	$25,389